EXHIBIT 21.1

SUBSIDIARIES OF ORIGEN FINANCIAL, INC.

Origen Financial L.L.C. (Delaware)

     – In Texas, d/b/a Origen Manufactured Home Financial, L.L.C.

Origen Servicing, Inc. (Delaware)

Origen Manufactured Home Financial, L.L.C. (Delaware)

Origen Securitization Company, L.L.C. (Delaware)

Origen Special Purpose II, L.L.C. (Delaware)

Origen Financial of South Dakota, L.L.C. (Delaware)

Origen Credit L.L.C. (Delaware)

Origen MH Contract Company, L.L.C. (Delaware)

OF Insurance Agency, Inc. (Louisiana)

Origen Insurance Agency, L.L.C. (Virginia)

Origen Residential Securities, Inc. (Delaware)

Origen Financial of Puerto Rico, LLC (Delaware)